Exhibit 99.1

Dollar General Corporation Reports Record Second Quarter 2013 Financial Results

  Second Quarter Same-Store Sales Increased 5.1%; Total Sales Increased 11.3%
  Second Quarter EPS of $0.75; Adjusted EPS of $0.77
  Company Confirms 2013 Earnings Guidance

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--September 4, 2013--Dollar General Corporation (NYSE: DG) today reported record sales, operating profit and net income for its fiscal 2013 second quarter (13 weeks) ended August 2, 2013.

“Dollar General delivered another solid quarter. Our same-store sales growth for the second quarter of 2013 accelerated to 5.1 percent. We are very pleased with the increase in customer traffic in our stores. We continue to grow our market share and believe that our second quarter results position us well to deliver our financial outlook for the year,” said Rick Dreiling, Dollar General’s chairman and chief executive officer.

“We remain focused on driving our sales and profitability, capturing high-return growth opportunities, returning cash to our shareholders through share repurchases and creating long-term value,” Mr. Dreiling continued.

Second Quarter Highlights

The Company’s net income increased by 15 percent to $245 million in the 2013 second quarter, compared to net income of $214 million in the 2012 second quarter, and earnings per diluted share (“EPS”) of $0.75 in the 2013 second quarter increased 17 percent over EPS of $0.64 in the 2012 quarter. Adjusted net income, as defined under “Non-GAAP Disclosures” below, was $251 million, or $0.77 per diluted share, in the 2013 second quarter compared to $231 million, or $0.69 per diluted share, in the 2012 second quarter. Reported and adjusted net income in the 2012 second quarter included a benefit of $14.5 million, or approximately $0.04 per diluted share, relating to an adjustment of accruals resulting from the favorable resolution of income tax audits.

Net sales increased 11.3 percent to $4.39 billion in the 2013 second quarter compared to $3.95 billion in the 2012 second quarter. Same-store sales increased 5.1 percent, with increases in both customer traffic and average transaction value. Consumables sales continued to increase at a higher rate than non-consumables in the 2013 quarter, with the most significant growth related to the Company’s newly introduced tobacco products and strong sales of perishables and candy and snacks. Same-store sales growth was solid in seasonal and apparel, and the trend in home products improved from the 2013 first quarter results.

Gross profit increased by 9 percent and, as a percentage of sales, decreased by 65 basis points to 31.3 percent in the 2013 second quarter. The majority of the gross profit rate decrease in the second quarter of 2013 as compared to the second quarter of 2012 was due to an increase in the mix of consumables and increased sales of lower margin consumables, including the Company’s newly introduced tobacco products and expanded perishables offerings, all of which contributed to lower initial inventory markups. In addition, the Company’s inventory shrinkage rate increased. These factors were partially offset by transportation efficiencies and lower markdowns, primarily due to the timing of apparel markdowns. The Company recorded a LIFO benefit of $2.4 million in the 2013 quarter compared to a LIFO benefit of $0.5 million in the 2012 quarter.

Selling, general and administrative expenses (“SG&A”) were 21.9 percent of sales in the 2013 quarter compared to 22.2 percent in the 2012 quarter, an improvement of 23 basis points. Excluding a legal settlement of $8.5 million in the 2013 second quarter, SG&A was 21.8 percent of sales, an improvement of 41 basis points from SG&A, excluding secondary offering-related expenses, in the 2012 second quarter. Retail labor expense and utilities costs increased at a rate lower than the increase in sales. In addition, decreases in incentive compensation, workers’ compensation and general liability expenses contributed to the overall improvement in SG&A as a percentage of sales. Costs that increased at a higher rate than the increase in sales include repairs and maintenance, fees associated with the increased use of debit cards, and depreciation and amortization.

Interest expense was $21 million in the 2013 second quarter, a decrease of $15 million from the 2012 second quarter, due to lower average interest rates, primarily resulting from refinancing efforts over the past year.

The effective income tax rate was 37.4 percent in the 2013 second quarter compared to a rate of 34.1 percent in the 2012 quarter. Income tax expense in the 2012 quarter was reduced by $14.5 million (or approximately $0.04 per diluted share) associated with the adjustment of accruals due to the favorable resolution of income tax examinations. The 2013 period was favorably impacted by income tax benefits associated with federal jobs credits. The federal law authorizing these credits was not in effect during the 2012 second quarter but was retroactively re-enacted later in 2012.

26-Week Period Results

For the 26-week period ended August 2, 2013, net sales increased 9.9 percent over the comparable 2012 period, to $8.63 billion. Same-store sales increased 3.8 percent.

Gross profit increased by 7 percent and, as a percentage of sales, decreased by 77 basis points to 31.0 percent in the 2013 26-week period. The majority of the gross profit rate decrease in the 2013 period as compared to the 2012 period was due to an increase in the mix of consumables and increased sales of lower margin consumables, including the Company’s newly introduced tobacco products and expanded perishables offerings, all of which contributed to lower initial inventory markups. In addition, the Company’s inventory shrinkage rate increased. These factors were partially offset by transportation efficiencies. The Company recorded a LIFO benefit of $2.8 million in the 2013 period compared to a LIFO provision of $1.1 million in the 2012 period.

Selling, general and administrative expenses were 21.6 percent of sales in the 2013 26-week period compared to 21.9 percent in the 2012 period, an improvement of 30 basis points. Excluding a legal settlement of $8.5 million and expenses relating to a secondary offering of the Company’s common stock, SG&A was 21.5 percent of sales in the 2013 period, a 39 basis point improvement from SG&A, excluding expenses relating to secondary offerings, in the 2012 period. Retail labor expense increased at a rate lower than the increase in sales for the period. In addition, decreases in incentive compensation, workers’ compensation and general liability expenses contributed to the overall improvement in SG&A as a percentage of sales. Costs that increased at a higher rate than the increase in sales include fees related to increased use of debit cards, repairs and maintenance costs and depreciation and amortization.

Interest expense was $45 million in the 2013 26-week period, a decrease of $28 million from the 2012 period, due to lower average interest rates, primarily resulting from refinancing efforts over the past year.

Other (income) expenses in the 2013 26-week period included pretax losses of $18.9 million resulting from the restructuring of the Company’s credit facilities in the 2013 first quarter. Other (income) expense in the 2012 period included pretax losses totaling $29.0 million resulting from the Company’s redemption of its senior subordinated notes, a $2.5 million pretax gain resulting from the settlement of interest rate swaps, and a pretax loss of $1.6 million resulting from the amendment of the senior secured revolving credit facility.

The effective income tax rate for the 2013 26-week period was 37.4 percent compared to a rate of 36.2 percent for the 2012 period. Income tax expense in the 2012 period was reduced by $14.5 million (or approximately $0.04 per diluted share) associated with the adjustment of accruals due to the favorable resolution of income tax examinations. The 2013 period was favorably impacted by income tax benefits associated with federal jobs credits. The federal law authorizing these credits was not in effect during the 2012 period, but was retroactively re-enacted later in 2012.

For the 26-week 2013 period, the Company reported net income of $466 million, or $1.42 per diluted share, compared to net income of $428 million, or $1.27 per diluted share, for the 2012 26-week period. Excluding adjustments as described in the accompanying reconciliation, adjusted net income for the 2013 26-week period was $483 million, or $1.48 per diluted share, compared to adjusted net income in the 2012 period of $446 million, or $1.32 per diluted share. Reported and adjusted net income in the 2012 period included a benefit of $14.5 million, or approximately $0.04 per diluted share, relating to an adjustment of accruals resulting from the favorable resolution of income tax audits.

Merchandise Inventories

As of August 2, 2013, total merchandise inventories, at cost, were $2.53 billion compared to $2.15 billion as of August 3, 2012, an increase of 11 percent on a per-store basis. Inventory turns for the 52 weeks ended August 2, 2013 were 4.9 times.

Capital Expenditures

Total additions to property and equipment in the 26-week 2013 period were $309 million, including: $127 million for improvements, upgrades, remodels and relocations of existing stores; $66 million related to new leased stores, primarily for leasehold improvements, fixtures and equipment; $52 million for stores purchased or built by the Company; $49 million for distribution and transportation-related capital expenditures; and $12 million for information systems upgrades and technology-related projects. During the 26-week period, the Company opened 375 new stores and remodeled or relocated 377 stores.

Share Repurchases

In the 2013 second quarter, the Company repurchased 3.9 million shares of its outstanding common stock for $200 million, increasing total purchases under its share repurchase program to $220 million, or 4.3 million shares, in the 2013 26-week period. Since the inception of the program in December 2011, the Company has repurchased 23.6 million shares totaling $1.1 billion. Authorizations for an additional $424 million of share repurchases remain available under the Company’s share repurchase program.

Fiscal 2013 Financial Outlook

For the 2013 fiscal year, the Company expects total sales to increase 10 to 11 percent over the 2012 fiscal year. Same-store sales are expected to increase 4 to 5 percent. The Company’s 2013 full year gross profit, as a percentage of sales, is expected to decrease from the full year 2012 gross profit rate by approximately 90 basis points. Operating profit, excluding certain items, for 2013 is expected to be in the range of $1.73 billion to $1.77 billion. The Company expects full year interest expense to be approximately $95 million.

EPS for the fiscal year, adjusted to exclude the $8.5 million legal settlement in the second quarter and charges or expenses relating to amendments to or refinancing of any notes, loans or revolving credit facilities and expenses resulting from secondary stock offerings, is expected to be approximately $3.15 to $3.22. This estimate is based on approximately 324 million weighted average diluted shares outstanding. The full year 2013 effective tax rate is expected to be in the range of 37.5 to 38 percent.

Capital expenditures are expected to be in the range of $575 million to $625 million in 2013. Approximately 50 percent of planned capital spending is for investment in store growth and development, including new stores, remodels, relocations and purchases of existing store locations; approximately 30 percent is planned for transportation, distribution and special projects; and the remaining 20 percent is expected to be spent on maintenance capital. The Company plans to open approximately 650 new stores, an increase from the previous estimate of 635 new stores. In addition, the Company plans to remodel or relocate a total of approximately 550 stores. Square footage is again expected to increase by approximately 7 percent. The Company expects its new Pennsylvania distribution center to be fully operational in the first quarter of fiscal 2014.

The Company plans to utilize a portion of its cash flows in 2013 to repurchase common stock under its share repurchase program.

Conference Call Information

The Company will hold a conference call on Wednesday, September 4, 2013 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Rick Dreiling, chairman and chief executive officer, and David Tehle, chief financial officer. If you wish to participate, please call (855) 576-2641 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 30218800. The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Wednesday, September 18, 2013, and will be accessible online or by calling (855) 859-2056. The conference ID for the replay is 30218800.

Non-GAAP Disclosure

Certain financial information provided in this press release and the accompanying tables has not been derived in accordance with generally accepted accounting principles (“GAAP”), including adjusted net income and adjusted EPS. The Company has also provided calculations of EBITDA (earnings before interest, income taxes, depreciation and amortization), adjusted EBITDA, adjusted EBITDAR (adjusted EBITDA plus rent expense), adjusted debt, and the ratio of adjusted debt to adjusted EBITDAR, which are non-GAAP measures. Adjusted debt is defined as total long-term obligations, including the current portion, plus rent multiplied by eight, which is an estimate of the hypothetical capitalization of operating leases, consistent with practices used by the Company’s rating agencies.

Adjusted net income is defined as net income excluding specifically identified expenses. The adjustment to net income in the 2013 second quarter relates to a legal settlement of $8.5 million. For the 2013 26-week period, additional adjustments include $1.0 million relating to the acceleration of equity-based compensation and expenses relating to a secondary offering of the Company’s common stock and $18.9 million of debt refinancing costs. Adjustments to net income in the 2012 second quarter include $0.9 million relating to the acceleration of equity-based compensation and expenses relating to a secondary offering of the Company’s common stock, a $2.5 million gain relating to interest rate swap settlements and $29.0 million relating to the repurchase of long-term obligations. For the 2012 26-week period, additional adjustments include $1.0 million relating to the acceleration of equity-based compensation and expenses relating to a secondary offering of the Company’s common stock in the 2012 first quarter and a $1.6 million write-off of capitalized debt costs. In each case, adjusted net income reflects the related income tax effect of the adjustment.

Reconciliations of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules. In addition, for reference, the schedules also include calculations of SG&A and operating profit, excluding certain expenses. In addition to historical results, guidance for fiscal 2013 is based on comparable adjustments.

The Company believes that providing comparisons to net income and earnings per diluted share, adjusted for the items shown in the accompanying reconciliations, provides useful information to the reader in assessing the Company’s operating performance. In addition, the Company uses adjusted EBITDA as a supplemental performance measure. The Company believes that the presentation of EBITDA, adjusted EBITDA, adjusted EBITDAR, adjusted debt and the ratio of adjusted debt to adjusted EBITDAR is useful to investors because these or similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the operating performance and financial leverage of companies in industries similar to Dollar General’s.

The non-GAAP measures discussed above are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as alternatives to net income, earnings per diluted share, operating income, cash flows from operations or any other performance measures determined in accordance with GAAP. EBITDA, adjusted EBITDA and adjusted EBITDAR are also not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments, debt service requirements and replacement of fixed assets. Additionally, adjusted debt should not be considered a substitute for long-term obligations as included in the GAAP-basis balance sheet or any other calculation of outstanding obligations.

These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s financial results as reported under GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the section entitled “Fiscal 2013 Financial Outlook” as well as other statements regarding the Company’s outlook, plans and intentions including statements made within the quotations regarding the expected outlook for 2013. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “should,” “could,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “committed,” “continue,” or “will likely result,” and similar expressions that concern the Company’ strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors, and the Company cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  failure to successfully execute the Company’s growth strategy, including delays in store growth or in effecting relocations or remodels, difficulties executing sales and operating profit margin initiatives and inventory shrinkage reduction;
  the failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  risks and challenges in connection with sourcing merchandise from domestic and foreign vendors, as well as trade restrictions;
  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands and in achieving its other initiatives;
  unfavorable publicity or consumer perception of the Company’s products;
  the Company’s debt levels and restrictions in its debt agreements;
  economic conditions, including their effect on the financial and capital markets, the Company’s suppliers and business partners, employment levels, consumer demand, disposable income, credit availability and spending patterns, inflation and the cost of goods;
  commodity prices;
  levels of inventory shrinkage;
  seasonality of the Company’s business;
  costs of fuel or other energy, transportation or utilities costs;
  increases in the costs of labor, employment and healthcare;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, product safety, healthcare and unionization) and developments in and outcomes of legal proceedings, investigations or audits;
  disruptions, unanticipated expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments or work stoppages or other labor disruptions that could impede the receipt of merchandise;
  delays or unanticipated expenses in constructing or opening new distribution centers;
  damage or interruption to the Company’s information systems;
  changes in the competitive environment in the Company’s industry and the markets where the Company operates;
  natural disasters, unusual weather conditions, pandemic outbreaks, boycotts, war and geo-political events;

  the incurrence of material uninsured losses, excessive insurance costs or accident costs;
  the Company’s failure to protect its brand name;
  the Company’s loss of key personnel or the Company’s inability to hire additional qualified personnel;
  interest rate and currency exchange fluctuations;
  a data security breach;
  the Company’s failure to maintain effective internal controls;
  a lowering of the Company’s credit ratings;
  changes to income tax expense due to changes in or interpretation of tax laws, or as a result of federal or state income tax examinations;
  changes to or new accounting guidance, such as changes to lease accounting guidance or a requirement to convert to international financial reporting standards;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent quarterly filings on Form 10-Q;
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its other SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 70 years. Dollar General helps shoppers Save time. Save money. Every day!(R) by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at low everyday prices in convenient neighborhood locations. With 10,866 stores in 40 states as of August 2, 2013, Dollar General has more retail locations in the U.S. than any other discount retailer. In addition to high quality private brands, Dollar General sells products from America’s most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg’s, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	August 2,	August 3,	February 1,
	2013	2012	2013
ASSETS
Current assets:
Cash and cash equivalents	$169,220	$134,157	$140,809
Merchandise inventories	2,533,766	2,147,837	2,397,175
Income taxes receivable	7,894	89,473	-
Prepaid expenses and other current assets	153,863	142,977	139,129
Total current assets	2,864,743	2,514,444	2,677,113
Net property and equipment	2,244,651	1,972,205	2,088,665
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,212,821	1,227,499	1,219,543
Other assets, net	38,826	50,737	43,772
Total assets	$10,699,630	$10,103,474	$10,367,682

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$25,927	$344	$892
Accounts payable	1,254,856	1,143,857	1,261,607
Accrued expenses and other	412,854	366,271	357,438
Income taxes payable	17,980	665	95,387
Deferred income taxes	28,573	15,546	23,223
Total current liabilities	1,740,190	1,526,683	1,738,547
Long-term obligations	2,845,138	2,887,251	2,771,336
Deferred income taxes	647,780	651,521	647,070
Other liabilities	235,046	222,008	225,399
Total liabilities	5,468,154	5,287,463	5,382,352

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	283,120	291,983	286,185
Additional paid-in capital	2,998,785	2,978,761	2,991,351
Retained earnings	1,960,068	1,550,438	1,710,732
Accumulated other comprehensive loss	(10,497)	(5,171)	(2,938)
Total shareholders' equity	5,231,476	4,816,011	4,985,330
Total liabilities and shareholders' equity	$10,699,630	$10,103,474	$10,367,682

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	August 2,	% of Net	August 3,	% of Net
	2013	Sales	2012	Sales
Net sales	$4,394,651	100.00%	$3,948,655	100.00%
Cost of goods sold	3,017,361	68.66	2,685,432	68.01
Gross profit	1,377,290	31.34	1,263,223	31.99
Selling, general and administrative expenses	964,468	21.95	876,009	22.18
Operating profit	412,822	9.39	387,214	9.81
Interest expense	20,631	0.47	35,666	0.90
Other (income) expense	-	-	26,557	0.67
Income before income taxes	392,191	8.92	324,991	8.23
Income tax expense	146,716	3.34	110,851	2.81
Net income	$245,475	5.59%	$214,140	5.42%

Earnings per share:
Basic	$0.76		$0.64
Diluted	$0.75		$0.64
Weighted average shares outstanding:
Basic	324,770		333,001
Diluted	325,639		335,521

	For the 26 Weeks Ended
	August 2,	% of Net	August 3,	% of Net
	2013	Sales	2012	Sales
Net sales	$8,628,384	100.00%	$7,849,860	100.00%
Cost of goods sold	5,955,946	69.03	5,358,381	68.26
Gross profit	2,672,438	30.97	2,491,479	31.74
Selling, general and administrative expenses	1,864,616	21.61	1,719,941	21.91
Operating profit	807,822	9.36	771,538	9.83
Interest expense	45,147	0.52	72,740	0.93
Other (income) expense	18,871	0.22	28,228	0.36
Income before income taxes	743,804	8.62	670,570	8.54
Income tax expense	278,246	3.22	243,015	3.10
Net income	$465,558	5.40%	$427,555	5.45%

Earnings per share:
Basic	$1.43		$1.28
Diluted	$1.42		$1.27
Weighted average shares outstanding:
Basic	325,872		334,541
Diluted	326,886		337,507

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 26 Weeks Ended
	August 2,	August 3,
	2013	2012
Cash flows from operating activities:
Net income	$465,558	$427,555
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	163,237	146,260
Deferred income taxes	5,163	(844)
Tax benefit of share-based awards	(23,717)	(59,235)
Loss on debt retirement, net	18,871	30,620
Non-cash share-based compensation	10,843	10,224
Other non-cash gains and losses	(176)	3,332
Change in operating assets and liabilities:
Merchandise inventories	(133,414)	(139,998)
Prepaid expenses and other current assets	(14,245)	(1,847)
Accounts payable	(10,855)	68,515
Accrued expenses and other liabilities	65,737	(35,276)
Income taxes	(61,584)	(74,001)
Other	(1,303)	(1,813)
Net cash provided by (used in) operating activities	484,115	373,492

Cash flows from investing activities:
Purchases of property and equipment	(308,526)	(303,988)
Proceeds from sales of property and equipment	258	426
Net cash provided by (used in) investing activities	(308,268)	(303,562)

Cash flows from financing activities:
Issuance of long-term obligations	2,297,177	500,000
Repayments of long-term obligations	(2,119,536)	(477,846)
Borrowings under revolving credit facilities	823,900	1,035,400
Repayments of borrowings under revolving credit facilities	(902,800)	(815,200)
Debt issuance costs	(15,996)	(15,067)
Payments for cash flow hedge related to debt issuance	(13,217)	-
Repurchases of common stock	(219,981)	(300,000)
Other equity transactions, net of employee taxes paid	(20,700)	(48,421)
Tax benefit of share-based awards	23,717	59,235
Net cash provided by (used in) financing activities	(147,436)	(61,899)

Net increase (decrease) in cash and cash equivalents	28,411	8,031
Cash and cash equivalents, beginning of period	140,809	126,126
Cash and cash equivalents, end of period	$169,220	$134,157

Supplemental cash flow information:
Cash paid for:
Interest	$30,804	$70,766
Income taxes	$331,007	$337,583
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$43,251	$46,917

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter (13 Weeks) Ended
	August 2, 2013	August 3, 2012	% Change
Consumables	$3,301,826	$2,920,821	13.0%
Seasonal	575,891	536,738	7.3%
Home products	265,405	255,915	3.7%
Apparel	251,529	235,181	7.0%
Net sales	$4,394,651	$3,948,655	11.3%

	For the 26 Weeks Ended
	August 2, 2013	August 3, 2012	% Change
Consumables	$6,496,732	$5,798,103	12.0%
Seasonal	1,105,172	1,061,231	4.1%
Home products	531,216	514,913	3.2%
Apparel	495,264	475,613	4.1%
Net sales	$8,628,384	$7,849,860	9.9%

Store Activity

		For the 26 Weeks Ended
		August 2, 2013	August 3, 2012

Beginning store count		10,506	9,937
New store openings		375	295
Store closings		(15)	(29)
Net new stores		360	266
Ending store count		10,866	10,203
Total selling square footage (000's)		79,864	74,325
Growth rate (square footage)		7.5%	7.3%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Income and Adjusted Diluted Earnings Per Share
Selling, General & Administrative Expenses and Operating Profit, Excluding Certain Items
(in millions, except per share amounts)

	For the Quarter (13 Weeks) Ended
	August 2, 2013		August 3, 2012		Increase
	$	% of Net Sales	$	% of Net Sales	$	%

Net sales	$4,394.7		$3,948.7		$446.0	11.3%

Selling, general and administrative ("SG&A")	$964.5	21.95%	$876.0	22.18%	$88.5	10.1%
Litigation settlement	(8.5)		-
Secondary offering expenses	-		(0.4)
Acceleration of equity-based compensation	-		(0.5)
SG&A, excluding certain items	$956.0	21.75%	$875.1	22.16%	$80.9	9.2%

Operating profit	$412.8	9.39%	$387.2	9.81%	$25.6	6.6%
Litigation settlement	8.5		-
Secondary offering expenses	-		0.4
Acceleration of equity-based compensation	-		0.5
Operating profit, excluding certain items	$421.3	9.59%	$388.1	9.83%	$33.2	8.6%

Net income	$245.5	5.59%	$214.1	5.42%	$31.3	14.6%
Litigation settlement	8.5		-
Secondary offering expenses	-		0.4
Acceleration of equity-based compensation	-		0.5
Adjustment for settlement of interest rate swaps	-		(2.5)
Repurchase of long-term obligations, net	-		29.0
Total adjustments, before income taxes	8.5		27.4
Income tax effect of adjustments	(3.3)		(10.6)
Net adjustments	5.2		16.8
Adjusted net income	$250.7	5.70%	$230.9	5.85%	$19.8	8.6%

Diluted earnings per share:
As reported	$0.75		$0.64		$0.11	17.2%
Adjusted	$0.77		$0.69		$0.08	11.6%

Weighted average diluted shares	325.6		335.5

	For the 26 Weeks Ended
	August 2, 2013		August 3, 2012		Increase
	$	% of Net Sales	$	% of Net Sales	$	%

Net sales	$8,628.4		$7,849.9		$778.5	9.9%

Selling, general and administrative ("SG&A")	$1,864.6	21.61%	$1,719.9	21.91%	$144.7	8.4%
Litigation settlement	(8.5)		-
Secondary offering expenses	(0.5)		(0.8)
Acceleration of equity-based compensation	(0.5)		(1.1)
SG&A, excluding certain items	$1,855.1	21.50%	$1,718.0	21.89%	$137.1	8.0%

Operating profit	$807.8	9.36%	$771.5	9.83%	$36.3	4.7%
Litigation settlement	8.5		-
Secondary offering expenses	0.5		0.8
Acceleration of equity-based compensation	0.5		1.1
Operating profit, excluding certain items	$817.3	9.47%	$773.4	9.85%	$43.9	5.7%

Net income	$465.6	5.40%	$427.6	5.45%	$38.0	8.9%
Litigation settlement	8.5		-
Secondary offering expenses	0.5		0.8
Acceleration of equity-based compensation	0.5		1.1
Debt refinancing costs	18.9		-
Adjustment for settlement of interest rate swaps	-		(2.5)
Write-off of capitalized debt costs	-		1.6
Repurchase of long-term obligations, net	-		29.0
Total adjustments before income taxes	28.4		30.0
Income tax effect of adjustments	(10.9)		(11.4)
Net adjustments	17.5		18.6
Adjusted net income	$483.1	5.60%	$446.2	5.68%	$36.9	8.3%

Diluted earnings per share:
As reported	$1.42		$1.27		$0.15	11.8%
Adjusted	$1.48		$1.32		$0.16	12.1%

Weighted average diluted shares outstanding	326.9		337.5

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Continued)

RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDAR

	For the Quarter		For the		For the
	(13 Weeks) Ended		26 Weeks Ended		Four Quarters Ended
	August 2,	August 3,	August 2,	August 3,	August 2,	August 3,
(In millions)	2013	2012	2013	2012	2013	2012
					(52 Weeks)	(53 Weeks)

Net income	$245.5	$214.1	$465.6	$427.5	$990.8	$891.2
Add:
Interest expense	20.6	35.7	45.1	72.8	100.2	151.4
Depreciation and amortization	81.4	71.8	159.8	141.7	311.6	276.1
Income taxes	146.7	110.9	278.2	243.1	579.8	519.8
EBITDA	494.2	432.5	948.7	885.1	1,982.4	1,838.5

Adjustments:
Loss on debt retirements	-	29.0	18.9	30.6	18.9	30.6
Gain on hedging instruments	-	(2.4)	-	(2.4)	-	(2.2)
Non-cash expense for share-based awards	5.5	5.5	10.8	10.3	22.2	18.8
Indirect costs related to stock offerings	-	0.4	0.5	0.8	1.1	1.7
Litigation settlement and related costs, net	8.5	-	8.5	-	8.5	-
Other non-cash charges (including LIFO)	0.3	2.0	1.2	5.2	6.4	40.9
Other	0.1	0.2	0.1	0.8	1.8	0.8
Total adjustments	14.4	34.7	40.0	45.3	58.9	90.6
Adjusted EBITDA	508.6	467.2	988.7	930.4	2,041.3	1,929.1
Rent expense	168.8	151.3	332.8	298.7	648.4	579.2
Adjusted EBITDAR	$677.4	$618.5	$1,321.5	$1,229.1	$2,689.7	$2,508.3

CALCULATION OF ADJUSTED DEBT TO ADJUSTED EBITDAR

					August 2,	August 3,
(In millions)					2013	2012
Total long-term obligations					$2,871.1	$2,887.6
Add: Rent x 8					5,187.2	4,633.6
Adjusted Debt					$8,058.3	$7,521.2
Adjusted EBITDAR					$2,689.7	$2,508.3
Ratio of Adjusted Debt to Adjusted EBITDAR					3.0x	3.0x

CONTACT:
Dollar General Corporation
Investor Contacts:
Mary Winn Gordon, 615-855-5536
Emma Jo Kauffman, 615-855-5525
or
Media Contacts:
Dan MacDonald, 615-855-5209
Crystal Ghassemi, 615-855-5210